Exhibit 99.1
IDT Corporation
First Quarter Fiscal 2012 - Management’s Answers to Investor Questions
December 20, 2011

    IDT Corporation

First Quarter Fiscal 2012 Results - Questions and Answers

Within its 1Q12 earnings release and during management’s discussion of results for the quarter, IDT Corporation (NYSE: IDT) offered to respond in writing to questions from investors and other interested persons.

We invited questioners to e-mail questions to invest@idt.net  by the close of business on Thursday, December 15, 2011.  We said that, in those instances where we could provide a constructive answer, we would post the questions received along with the name of the questioner and the questioner’s business affiliation – if any – and our answers on IDT Corporation’s website.  This document was prepared and posted on the IDT website to fulfill that commitment.  It is also being filed with the SEC in a Form 8-K.

Thank you for your continued interest in IDT Corporation.

In this document, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to return to profitability and improve our cash flow;  impact of government regulation; effectiveness of our marketing and distribution efforts; general economic conditions; and the outcome of current legal proceedings involving us. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this document, whether as a result of new information, future events or otherwise.

IDT Corporation
First Quarter Fiscal 2012 - Management’s Answers to Investor Questions
December 20, 2011

Questions from Duncan MacInnes, Barclays Wealth

Can you give any more clarity on the operating performance (revenue/margins/profits etc) on the “other” assets within IDT, by that I mean Fabrix or Zedge?

Currently, we report aggregate results for all our operating businesses which are not part of IDT Telecom in a separate reportable segment called “All Other”.  These “All Other” businesses include Zedge, Fabrix, ICTI (our VoIP patent portfolio), IDT Spectrum and our real estate holdings.  In all, these businesses generated $2.3 million in revenue with a gross margin of 79.9% in 1Q12.  SG&A expense was $2.2 million including R&D costs, and the segment’s Adjusted EBITDA loss was $0.4 million.

Within All Other for 1Q12, Zedge’s revenue was $0.9 million compared to $0.8 million in the year ago quarter.  Zedge reported slightly positive income from operations for the quarter versus a small loss in the year ago quarter.

The comparable revenue totals for Fabrix were $0.6 million in 1Q12 compared to $0.3 million in 1Q11. Fabrix incurred R&D expense of $1.0 million in 1Q12 and $0.7 million in 1Q11, which contributed to a loss from operations of $0.8 million in both 1Q12 and the year ago quarter.  In addition, as of October 31, 2011, Fabrix had aggregate deferred revenue of $6.8 million, primarily reflecting payments received for software licenses, maintenance and support.

Can you please give a little more clarity about the scale/number of the Spectrum assets and what you are doing to realize their value?

IDT Spectrum’s spectrum assets include 633 38-GHz licenses and 16 28-GHz LMDS licenses. IDT’s 38-GHz licenses blanket virtually all high density populations in the United States, with estimated potential coverage of over 285 million individuals in all 50 states, and its 28-GHz license portfolio includes holdings in key high demand areas such as New York and San Francisco. IDT has received substantial service approval from the FCC for a majority of its licenses, protecting them until 2020 and making longer term lease agreements practicable.  In addition to securing these service approvals, IDT Spectrum is working diligently to enter into additional license sale and lease agreements that should further monetize and enhance the value of its license portfolio.

IDT Corporation
First Quarter Fiscal 2012 - Management’s Answers to Investor Questions
December 20, 2011

Questions from Paymon Farhadieh, Broyhill Asset Management

Gross margins in the most recent quarter declined 330 bps y/y.  This decline, according to the recent 10-Q filing and call, was due to the loss of Bresnan and the mix shift in product sales to lower margin business.  But based on Q/Q, margins declined 40 bps, leading me to believe that the majority of the 330 bps y/y decline was from Bresnan.  Can you please break out the amounts for the respective business?  If not, is this something you can confirm?

We do not provide any additional break-out of gross margins for the different service offerings within our Telecom Platform Services (TPS) segment, as we believe that all of these services operate synergistically and complement each other in leveraging our telecom network, our carrier deals and relationships, our debit platform, our regulatory and tax structure, and our distribution reach.  For example, we often sacrifice gross margin of one product or service in order to subsidize a short term opportunity or a longer term strategy of another.  This being said, we realize that our various service offerings have a fairly wide range in terms of their margin producing potential, when taking into consideration their overall aggregate termination costs per minute achieved over time, as well as based on other aggregate cost of sales components, such as network connectivity, regulatory and tax costs, and local access/toll free costs.

We are thereby able to discern, in general terms, that those service offerings that have grown revenues most significantly in the past two years including wholesale termination services, Boss Revolution and IMTU, generate significantly lower gross margins than some of our legacy services whose revenues have declined including our traditional prepaid calling cards and our cable telephony service.

We expect this product rotation to continue, though at a significantly slower rate than what we experienced year-over-during 1Q12, with consequent gradual reductions in our consolidated gross margin percentage. Our business strategy is focused on increasing gross profit dollars as a result of revenue growth despite the expected narrowing of gross margin.

The gross margin for TPS for all of fiscal 2011 was 16.0%, and for 1Q12 was 14.3%. It declined in 1Q12 by 290 basis points compared to the year ago quarter, and by 110 basis points sequentially.  The year over year decline was predominantly the result of the product rotation described above, augmented slightly by the impact of the loss of Bresnan as a customer of our cable telephony business.  The sequential quarter decline, on the other hand, was due primarily to the impact of the loss of Bresnan, and, to a much smaller extent, to the impact of product rotation.

IDT Corporation
First Quarter Fiscal 2012 - Management’s Answers to Investor Questions
December 20, 2011

I understand the intentions to roll out new and innovative products which will hopefully stabilize margins, but how much gross margin pressure does management expect in the coming year and at what level do they expect margins to stabilize?

Please see our answer to your question above.

What was the total amount of currency impact?

The majority of IDT’s foreign operations are situated in Europe, and thus movements in European currencies can have an impact on IDT’s consolidated results. During 1Q12, as compared to Q1 of a year ago, the US dollar decreased in value compared to both the euro and the pound sterling.  As such, the impact of translating our European results into US dollars was an increase to revenues of $2.1 million and an increase to gross profit of $0.2 million in 1Q12 compared to the first quarter a year ago.

On the other hand, during 1Q12, as compared to 4Q11, the US dollar increased in value compared to both the euro and the pound sterling.  As a result, the impact of translating our European results into US dollars was a decrease to revenues of $2.1 million and a decrease to gross profit of $0.4 million on a sequential quarter basis.

In addition to the translation impact noted above, currency movements can also impact the gross margin we derive from sales of retail products and services in Europe, particularly calling cards. This is because, as a general rule, our retail sales to customers  in Europe are mostly denominated in euros and pounds sterling, whereas the majority of the minutes that we buy from other carriers to terminate calls made by our European customers are denominated in US dollars.  Thus, during periods where the US dollar strengthens versus the European currencies, as it did in 1Q12 versus 4Q11, minutes sourced become more expensive in relative terms, thus negatively impacting our European retail margins.  We estimate that our European retail gross profit decreased by $0.7 million in 1Q12 as a result of the currency effect on our input costs.

On the call, Mr. Jonas mentioned that $5.7m of 2011 performance comp (down 10.5% y/y) reduced operating cash in 1Q 12 – is this something that investors should expect an increase in as you build out your internal sales staff?  Or was this comp for corporate?

Howard Jonas was referring to the annual employee performance bonuses paid in 1Q12 totaling $5.7 million.  We pay these bonuses to employees for their achievements during the previous fiscal year.  Bonuses do not include sales commissions that are paid to our salespeople.  The Company customarily pays such bonuses once a year, during its first fiscal quarter.  The amounts paid in 1Q12 are consistent with amounts paid in the first quarter of last year.  Because we accrue for these bonuses each quarter, the timing of the payment in 1Q12 impacted cash flow whereas profit and loss remained relatively constant.  Howard Jonas’s point was that cash from operations in 2Q12, 3Q12 and 4Q12 will not include this bonus payment.

IDT Corporation
First Quarter Fiscal 2012 - Management’s Answers to Investor Questions
December 20, 2011

Your CFO (sic.) touched briefly on “a higher level of bad debt, reflecting our inability to collect from a specific Wholesale Termination customer.”  Then he went on to say that the entire Wholesale Termination business is facing higher liquidity/solvency risk.  Can you please expand on this – where are you seeing the stress from, what percentage (%) could be materially affected and how it could impact the operating business?

During his remarks on the quarter, Shmuel Jonas, IDT’s Chief Operating Officer, noted that we have identified a somewhat increased liquidity and/or solvency risk in the wholesale termination marketplace.  We continue to attentively monitor credit exposure and the credit quality of our trade partners.

Based on our observations thus far, this liquidity/solvency risk seems to be confined primarily to smaller customers - frequently those that aggregate minutes purchased from wholesalers like IDT Telecom for resale directly to end users.  As we mentioned in our most recent earnings release, IDT had to write off as bad debt a receivable balance from a customer in this segment.  Nevertheless, the total amount of receivables due from small retail aggregators is relatively small, and not material.

If this trend continues, IDT may further restrict credit to this segment of our market.  However, since this segment constitutes a relatively small portion of our customer base, credit restrictions would likely not have a material impact on our wholesale terminations business overall.

As additional information, total consolidated bad debt expense from continuing operations for fiscal 2010, fiscal 2011 and 1Q12 was $3.9 million, $3.3 million and $1.1 million, respectively.  For all these periods, as a percentage of revenue, bad debt represented 0.2-0.3 percent of revenue.

On our balance sheet, the allowance for doubtful accounts as a percentage of gross receivables has been roughly 12-14 percent for the past several years.  We record bad debt expense at the time we identify the risk of non-collection.  However, the associated allowance for doubtful accounts is not offset against the gross receivable until the time we have exhausted our collection efforts, including collection through litigation.

Can you break out revenues and Operating Income for Fabrix and Zedge?

Please see our answer to a similar question from Duncan MacInnes, above.

On the eight spectrum licenses that were sold in November 2011 for $6.8m, my understanding is that IDT still owns over 600 spectrum licenses in the 28 and 38 GHz space.  Were the sales in key markets (top 25) and is this sale insight into the potential future “value” on the remaining portfolio?

Please see our answer to a similar question from Duncan MacInnes, above, to answer the first half of your question.  The announced sales were in significant metropolitan areas.  However, we believe it is premature to form a reliable opinion as to the value of the IDT Spectrum license portfolio based on only this transaction.

IDT Corporation
First Quarter Fiscal 2012 - Management’s Answers to Investor Questions
December 20, 2011

Questions from Al Marshall, private investor

Reading through the current quarterly report, I was surprised to find that IDT's current liabilities exceed its current assets post the Genie spin-off, despite all the cash.  Can you comment on this and specifically, provide details on the $155m in accrued expenses?

Current assets as of October 31, 2011 were $258.3 million, and current liabilities totaled $282.4 million, yielding net current liabilities of $24.1 million.  Included in current liabilities is deferred revenue of $74.3 million, which represents future obligations by IDT to provide minutes of service primarily to purchasers of our calling card products.  Compared to the fiscal year-end balance sheet, the Company’s significant reduction in net current assets during 1Q12 primarily reflects the $125 million of net current assets ($106 million in cash, and $19 million in other net working capital) that were removed from IDT and included as part of the spin-off of Genie Energy. We believe that our current working capital, which includes unrestricted cash of $129.1 million as of October 31, 2011, is adequate to support the Company’s current operations and our near term growth plans.

The following table provides a breakdown of the major components of costs that have been accrued for as of October 31, 2011:

IDT Accrued Expenses Detail (in millions of USD)
as of 10/31/2011
Carrier		$71
Minutes termination	$57
Network connectivity, toll free, 800 services	14
Regulatory and taxes		27
Legal settlements (Aerotel, Alexsam, others)		24
Compensation (payroll, bonuses, benefits, taxes)		9
Legal and professional fees		8
Other		16
TOTAL		$155

IDT Corporation
First Quarter Fiscal 2012 - Management’s Answers to Investor Questions
December 20, 2011

It looked like there were both positive (Liberty Payment and Insurance settlement) and negative (T-Mobile settlement) special items this quarter which seem to net out to $7.4m.  Now, I realize that there was some executive compensation that was called an extraordinary item, but to me that should not be the case.  Can you share more information about this compensation?  It seems to me to be no different than an annual bonus.

Correct, this payment consists of annual performance bonuses.  Please see our answer above to a similar question from Paymon Farhadieh for further information.

Thirteen percent of gross receivables are considered to be doubtful accounts.  Is that an unusually high number historically for the company?  Can you comment on the trend?

Please see our answer above to a similar question from Paymon Farhadieh for further information.

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